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                                   EXHIBIT 99.1

                           SMITH BREEDEN ASSOCIATES, INC.
                           PROFIT SHARING AND 401(k) PLAN

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                         SMITH BREEDEN ASSOCIATES, INC.
                    PROFIT SHARING AND 401(k) PLAN AND TRUST

                              Amended and Restated
                            Effective January 1, 1994

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                             TABLE OF CONTENTS

                                                                         Page

ARTICLE 1          DEFINITIONS                                              1
ARTICLE 2          ADMINISTRATION                                           5
ARTICLE 3          ELIGIBILITY TO PARTICIPATE                               8
ARTICLE 4          CONTRIBUTIONS                                            9
ARTICLE 5          ALLOCATION OF EMPLOYER CONTRIBUTIONS                     9
ARTICLE 6          RETIREMENT BENEFITS                                     11
ARTICLE 7          DISABILITY BENEFITS                                     11
ARTICLE 8          DEATH BENEFITS                                          11
ARTICLE 9          TERMINATION OF EMPLOYMENT PRIOR TO RETIREMENT           13
ARTICLE 10         METHOD OF PAYMENT                                       15
ARTICLE 11         TOP-HEAVY PROVISIONS                                    18
ARTICLE 12         DUTIES AND RIGHTS OF TRUSTEE                            21
ARTICLE 13         INVESTMENT OF TRUST FUNDS                               24
ARTICLE 14         ACCOUNTING PROCEDURE                                    27
ARTICLE 15         SPENDTHRIFT PROVISIONS                                  27
ARTICLE 16         TERMINATION                                             28
ARTICLE 17         AMENDMENT, SUSPENSION OF MINIMUM ACCRUAL
                     REQUIREMENTS AND MERGER                               29
ARTICLE 18         TRUST ESTABLISHED                                       31
ARTICLE 19         CLAIM PROCEDURE AND MISCELLANEOUS                       31
ARTICLE 20         PARTICIPANT LOANS                                       33
ARTICLE 21        SALARY REDUCTION CONTRIBUTIONS                           34


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                      SMITH BREEDEN ASSOCIATES, INC.

                 PROFIT SHARING AND 401(k) PLAN AND TRUST

Smith Breeden Associates, Inc., a corporation organized under the laws of the State of Kansas in order to reward the loyal, faithful and efficient services of its employees, to stimulate in them a keen interest in the successful operation of its business, and to assist them to create independent estates from which they can better maintain their accustomed standards of living in later life and provide for the support of their dependents upon death, has adopted the following qualified, deferred profit sharing plan with the intention that it shall meet the requirements for qualification under Section 401 of the Internal Revenue Code of 1986, as amended (the "Code"), that the trust established hereunder shall be an exempt trust under Code Section 501, and that the plan and trust shall satisfy the requirements of the Employee Retirement Income Security Act of 1974 ("ERISA").

     Now, Employer intends to amend and restate the Plan and Trust generally effective January 1, 1994 but subject to paragraph 1.6. The amendments are primarily to comply with the Tax Reform Act of 1986 ("TRA 86"), subsequent legislation, and regulations issued thereunder, and to add a 401(k) feature to the Plan, effective January 1, 1994. The amended provisions of the Plan and Trust shall apply only to employees whose employment terminates on or after the applicable effective date(s) of the amended provisions and the rights and benefits of employees hereunder shall be determined solely in accordance with the provisions of the Plan and Trust in effect on the dates such employees' employment was or is terminated.

                                   ARTICLE 1

                                  DEFINITIONS

     When used herein the following words shall have the following meanings unless the context clearly indicates otherwise:

     1.1. "Administrator" shall mean the person, persons, corporation or other entity designated or appointed pursuant to paragraph 2.1.

     1.2. "Anniversary date" shall mean December 31 of each year.


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     1.3. "Annual compensation" shall mean the total amount of compensation earned by a Participant from Employer in any Plan Year, excluding any contributions to, or payments or benefits under, any fringe benefit plan of Employer but including any elective deferrals by a Participant under Article
21 hereof and subject to paragraphs 5.3 and 11.2(c) hereinafter. Effective January 1, 1989, annual compensation recognized hereunder shall not exceed $200,000 as defined in Code Section 414(s) ($150,000 effective January 1, 1994) or such larger amount as may be adjusted by the Secretary of the Treasury from time to time in the same manner as under Code Section 415(d) (or under Code
Section 401(a)(17)(B), as applicable). In determining the annual compensation of a Participant for purposes of this limitation, the rules of Code Section 414(q)(6) shall apply, except in applying such rules, the term "family" shall include only the spouse of the Participant and any lineal descendants of the Participant who have not attained age 19 before the close of the year. If, as a result of the application of such rules, the adjusted $200,000 limitation is exceeded, then the limitation shall be prorated among the affected individuals in proportion to each such individual's annual compensation as determined under this paragraph prior to the application of this limitation.

     1.4. "Board of Directors" or "Board" shall mean Employer's Board of Directors.

     1.5. "Disability" shall mean the apparently total and permanent incapacity of a Participant to perform the usual duties of his employment with Employer in a reasonably efficient manner, as determined by the Administrator in his sole discretion. Such incapacity may be deemed to exist when certified by a physician who is mutually acceptable to the Administrator and to the Participant.

     1.6. The original "effective date" of the Plan was December 29, 1983. The general effective date of this amendment and restatement of the Plan shall be January 1, 1994; provided, however, that to the extent certain amendments included in this restatement were necessitated or permitted by changes in the law made by TRA 86 or changes in IRS regulations and such changes had earlier effective dates, then each effective date of such amendment shall be such earlier date as may be applicable.

     1.7. "Employee" shall mean any person employed by Employer who is or may become eligible to participate in the Plan excluding, however, any nonresident alien or leased employee.


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     Any leased employee within the meaning of Code Section 414(n)(2) shall be treated as an Employee of the Employer (even though not participating in the Plan); provided, however, contributions or benefits provided by the leasing organization which are attributable to services performed for the Employer shall be treated as provided by the Employer. The preceding sentence shall not apply to any leased Employee if such Employees constitute less than twenty percent (20%) of Employer's non-highly compensated employees (within the meaning of Code Section 414(n)(1)(C)(ii)) and are covered by a money purchase pension plan providing: (a) a nonintegrated Employer contribution rate of at least ten percent (10%) of compensation, (b) immediate participation for employees whose compensation exceeds $1,000 in any of the preceding four years, and (c) full and immediate vesting. For purposes of this paragraph, the term "leased Employee" means any person (other than an employee of the recipient) who pursuant to an agreement between the recipient and any other person ("leasing organization") has performed services for the recipient (or for the Employer and related persons determined in accordance with Code
Section 414(n)(6)) on a substantially full time basis for a period of at least one year and such services are of a type historically performed by employees in the business field of the Employer.

     All employees of all corporations or organizations which are members of a controlled group of corporations which includes Employer (as defined in Code Section 414(b)) or an affiliated service group which includes Employer (as defined in Code Section 414(m)) and all employees of all trades or businesses (whether or not incorporated) which are under common control with Employer (as defined in Code Section 414(c)) shall be treated as employed by Employer for purposes of determining whether the requirements of Code Sections 401(a), 408(k), 410, 411, 415 and 416 have been met.

     1.8. "Employer" shall mean Smith Breeden Associates, Inc.. In addition, any other affiliated employer may adopt the Plan and Trust and agree to be bound hereby, with the prior, express written consent of Employer.

     1.9. "Hour of service" shall mean, and Employees shall be credited therewith, as follows:

     (a) Each hour for which an Employee is directly or indirectly paid or entitled to payment by Employer for the performance of duties. These hours shall be credited to the Employee for the computation period or periods in which the duties are performed; and


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     (b) Each hour for which an Employee is directly or indirectly paid or entitled to payment by Employer for reasons (such as vacation, sickness or disability) other than for the performance of duties, which hours shall be credited to said computation period or periods during which the nonperformance of duties occurred; and

     (c) Each hour for which back pay, irrespective of mitigation of damage, has been either awarded or agreed to by Employer. These hours shall be credited to the Employee for the computation period or periods to which the award or agreement pertains rather than the computation period in which the award, agreement or payment was made.

     (d) An Employee will be credited under subparagraphs (b) and (c) above with one hundred ninety (190) hours of service for each calendar month during which such Employee is credited with at least one (1) hour of service during the month.

     (e) Notwithstanding the foregoing, (i) no more than 501 hours of service shall be credited under subparagraphs (b) and (c) above for any single continuous period during which no duties were performed; (ii) no hours of service shall be credited under subparagraph (b) above if the indirect compensation was paid pursuant to workmen's compensation, unemployment compensation or disability insurance laws; (iii) no hours of service shall be credited for any payment to an Employee which solely reimburses the Employee for medical or medically related expenses; and (iv) hours of service shall be determined and credited in accordance with Department of Labor Reg. Section 2530.200b-2(b) and (c) or their successors from time to time, the provisions of which are hereby incorporated herein by this reference.

     (f) Solely for purposes of determining whether a one year break in service has occurred, in the case of an Employee absent from work by reason of (i) such Employee's pregnancy; (ii) the birth of the Employee's child;
(iii) the placement of a child with the Employee in connection with the Employee's adoption of the child; or (iv) caring for such child for a period beginning immediately after such birth or placement, hours of service shall include the hours of service which would normally have been credited to such Employee but for such absence, but not more than 501 hours; such hours shall be included for the Plan Year in which the absence from work begins if the Employee does not otherwise have at least 501 hours of service for such Plan Year, otherwise for the Plan Year immediately following.


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     1.10. "One year break in service" or "break in service" shall mean a
Plan Year in which a Participant has not completed more than 500 hours of service.

     1.11. "Participant" shall mean an Employee who has qualified under and is a Participant in the Plan.

     1.12. "Plan" shall mean the Smith Breeden Associates, Inc. Profit Sharing and 401(k) Plan and Trust set forth herein and all subsequent amendments hereto.

     1.13. "Plan Year" shall mean the twelve-month period ending on an anniversary date.

     1.14. "Retirement date" shall mean the first day of the month coinciding with or immediately preceding a Participant's 65th birthday and "retire" shall mean any termination of employment thereafter.

     1.15. "Trust" shall mean the trust created hereby to fund the Plan.

     1.16. "Trustee" shall mean the person or persons, corporation or other entity owning and managing the assets of the Trust pursuant to the terms hereof. The Trustee may be an individual or individuals over the age of 25 years or any corporation or other entity selected pursuant to paragraph 12.1.

     1.17. "Year of service" shall mean a Plan Year in which an Employee has completed 1,000 or more hours of service.

                                  ARTICLE 2

                               ADMINISTRATION

     2.1. The Administrator shall be deemed to be the Named Fiduciary for purposes of ERISA, shall be designated by the Board of Directors and shall carry out the duties assigned to him under this instrument. The Trustee shall be notified in writing by Employer of the name of the Administrator and may conclusively assume that the Administrator will continue to act in that capacity until the Trustee has been notified to the contrary in writing by Employer. If no Administrator shall be designated by the Board, the Employer shall be the Administrator.

     2.2. The Administrator shall interpret and construe the provisions of this agreement; shall decide any disputes which


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may arise relative to the rights of Employees, past and present, and their beneficiaries, hereunder; shall give instructions and directions to the Trustee as necessary; and, in general, shall direct the administration of the Plan as embodied in this agreement, all within his sole and exclusive discretion. The Administrator shall determine the eligibility of Participants according to the provisions of this Plan from the information furnished by Employer. The Administrator shall not, through interpretation of or action under the Plan, increase the burden imposed upon the Trustee without the consent of the Trustee.

     2.3. The Administrator shall keep records containing relevant data pertaining to any person affected hereby and his rights under this Plan and shall ascertain that such person receives the benefits to which he is entitled under this Plan. Any person affected hereby may consult with the Administrator on any matters relating to this Plan. The Administrator may require each Employee to furnish such information as shall be necessary to enable the Administrator properly to perform his duties hereunder.

     2.4. The Administrator shall not have any right to decide any matter relating solely to himself or to any of his rights or benefits under this Plan; these decisions shall be made by the Board of Directors. Wherever under the provisions of this agreement discretion is granted to the Administrator which shall affect the benefits, rights and privileges of Participants, normally such discretion shall be exercised uniformly so that all Participants similarly situated shall be similarly treated.

     2.5. The Administrator (or if a Committee, any member thereof) may resign by giving written notice to Employer not less than 15 days before the effective date thereof, unless such notice is waived in writing by Employer, and may be removed at any time, with or without cause, by the Board of Directors. The Board shall fill any vacancy as soon as is reasonably possible after the vacancy occurs. Until a new appointment is made, the Board shall have full authority to act as the Administrator.

     2.6. The Administrator shall not be liable or responsible for the acts of commission or omission of another fiduciary unless (a) the Administrator knowingly participates or knowingly attempts to conceal the act or omission of another fiduciary and the Administrator knows the act or omission is a breach of fiduciary responsibility by the other fiduciary; or (b) the Administrator has knowledge of a breach


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by another fiduciary and shall not make reasonable efforts to remedy the breach; or (c) the Administrator's breach of his own fiduciary responsibility permits another fiduciary to commit a breach. From the assets of the Trust, the Trustee shall indemnify the Administrator against any and all claims, losses, damages, expenses and liabilities arising from any act of commission or omission so long as the act is not finally judicially determined to be a breach of fiduciary responsibility by the Administrator. This indemnification shall include attorneys' fees and all other costs and expenses reasonably incurred by the Administrator in defense of any action brought against him arising from such act of commission or omission. In addition, Employer shall indemnify the Administrator against any and all claims, losses, damages, expenses and liabilities arising from any act of commission or omission for which the Administrator is not indemnified from Trust assets, provided the act is not finally judicially determined to have been an act of willful misconduct or gross negligence.

     2.7. If the Administrator is a full-time Employee, no fee or compensation shall be paid to the Administrator from Trust assets for his services as the Administrator. Any expenses properly incurred by the Administrator shall be reimbursed by Employer or paid by the Trust. The Administrator shall have the right to employ agents and may rely upon the written opinions or certificates of any agent, counsel, actuary, investment manager, physician or other fiduciaries of the Plan.

     2.8. The Administrator may delegate in writing all or any part of his responsibilities hereunder to the Trustee and in the same manner revoke any such delegation of responsibility. Any action of the Trustee in the exercise of such delegated responsibilities shall have the same force and effect for all purposes as if such action had been taken by the Administrator. The Trustee shall have the right, in its sole discretion, by written instrument delivered to the Administrator, to reject and to refuse to exercise any such delegated authority.

     2.9. The Administrator may determine and advise the Trustee, in writing, as to how all or a part of the Trust shall be invested and reinvested. If such instructions are not forthcoming, the Trustee shall have full power and responsibility to invest and reinvest any funds under its control, but subject to paragraph 13.2 and Article 21. The Trustee's rights and duties relative to investments which are contained in Articles 12 and 13 shall inure to the benefit of,

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and shall be binding upon, the Administrator any time the Administrator renders investment advice.

     2.10. The Administrator shall furnish Participants and beneficiaries with a summary plan description, summary annual reports and other relevant information and shall file all required reports, returns and other information with the government, all as required from time to time by law.

     2.11. In lieu of a single Administrator, Employer may designate two or more persons to serve on an Administrative Committee (the "Committee") to be jointly responsible for the performance of all of the duties of the Administrator hereunder. Actions of the Committee shall be by majority vote or by unanimous consent. Each member of the Committee shall be treated as a separate fiduciary under paragraph 2.6. In the event of a vacancy on the Committee, the remaining member or members shall have full authority to act as the Administrator.

                                     ARTICLE 3

                           ELIGIBILITY TO PARTICIPATE

     3.1. An Employee is eligible and shall commence participation when he has completed one (1) hour of service in the employment of Employer.

     3.2. An Employee who becomes a Participant shall remain a Participant until he shall terminate employment and incur a one year break in service, provided that his hours of service shall be measured by the Plan Year, with the first Plan Year used in the measurement to include the anniversary of the Employee's commencement of employment. When the Employee's employment does terminate, the applicable provisions of Article 10 shall then apply. When a Participant incurs a one year break in service or his participation otherwise ceases, eligibility to participate thereafter shall be determined in the same manner as provided in paragraph 3.1. Upon completion of one hour of service following re-employment, the Participant shall be deemed to have recommenced participation upon his re-employment date.


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                                 ARTICLE 4

                               CONTRIBUTIONS

     4.1. Employer may make an annual contribution to the Trust during the continuance of the Plan in an amount, if any, determined by timely resolution of the Board of Directors, whether or not from current or accumulated profits. Employer contributions may be made on any date or dates selected by Employer within the time period permitted by law. No Employee contributions (other than elective deferrals under Article 21) shall be required or permitted. Forfeitures shall be used to reduce Employer's contribution (other than under Article 21).

     4.2. If in any Plan Year there shall be an overpayment of Employer's contribution by reason of a mistake of fact, Employer shall have the right to (a) allow all, or a portion, of the excess to remain in the Plan to the credit of the accounts of the Participants to whom it was allocated; or (b) recover all, or a portion, of the excess within one year after payment of the contribution.

     4.3. Employer's contributions hereto are hereby expressly conditioned on their deductibility for income tax purposes. If any deduction is disallowed, whether in the initial year due to Employer's failure to obtain a favorable determination letter from the Internal Revenue Service or thereafter, Employer has the right to recover the amount of the contribution which was disallowed within one year after said disallowance.

                                    ARTICLE 5

                      ALLOCATION OF EMPLOYER CONTRIBUTIONS

     5.1. Employer's contribution and forfeitures, if any, for each Plan Year shall be allocated as of each anniversary date among the Participants who are employed by Employer on the last day of the Plan Year and shall be credited to their respective accounts in proportion to the ratio which each eligible Participant's annual compensation for such Plan Year following entry into the Plan bears to the aggregate annual compensation in such year of all eligible Participants.

     Notwithstanding the foregoing, the requirement of employment on the last day of the Plan Year in order to share in the allocation of contributions and forfeitures for such year


                                     -9-
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shall not apply to any Participant who terminates employment during a Plan
Year by reason of death, disability or retirement.

     5.2. The fact that an allocation shall be made and credited to the account of a Participant shall not vest in the Participant any right, title or interest in or to any Plan assets except at the time or times and upon the terms and conditions expressly set forth in this Plan.

     5.3. Notwithstanding anything to the contrary herein, an allocation may not be made to a Participant for any Plan Year that shall exceed the lesser of $30,000 (or, if larger, one fourth of the defined benefit dollar limitation as adjusted for increases in the cost of living under Code Section 415(b)(1)) or twenty-five percent (25%) of said Participant's annual compensation for personal services actually rendered in the course of employment (as defined generally in paragraph 1.3 but subject to Treas. Reg.
Section 1.415-2(d) or its successor and excluding any contributions to a plan of deferred compensation excludable from income, any amounts realized in connection with any stock options, and any payments which receive special tax treatment (such as group term life insurance or 403(b) annuities)). In computing the amount allocated to a Participant's account solely for the purposes of applying the limitation contained in this paragraph 5.3, such amount shall be, for any one Plan Year, the sum of (a), (b), (c) and (d) where (a) is the amount, if any, of Employer's contribution on behalf of the Participant in the same Plan Year to another individual account pension benefit plan maintained by Employer together with amounts described in Code Sections 415(1)(1) and 419A(d)(2); (b) is the portion of Plan forfeitures, if any, allocated to the Participant's account; (c) is the portion of Employer's contribution to the Plan (under Article 4) to be allocated to the Participant's account(s); and (d) is the amount of the Participant's elective deferral contribution, if any, under Article 21.

     If an amount would have been allocated to a Participant's account(s) but for this paragraph 5.3, the excess amount shall be held unallocated in a suspense account for the limitation year. Such excess amount shall be used to reduce Employer contributions for the next limitation year (and succeeding limitation years as necessary) and treated as a forfeiture to be allocated on the next succeeding date on which forfeitures could be applied hereunder. In the event of termination of the Plan, any such amounts held in a suspense account shall revert to Employer to the extent such amounts may not then be allocated to any Participant's account. The Plan Year shall


                                     -10-
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be the "limitation year" (as defined by ERISA) for purposes of applying the foregoing limitations.

                                 ARTICLE 6

                            RETIREMENT BENEFITS

     6.1. A Participant may retire at any time on or after his retirement date, as of which date his benefit is nonforfeitable. When a Participant so retires the amount in his account(s) based on the valuation of the Trust assets attributable to his account(s) most recently preceding distribution shall be paid to him in a method provided for in paragraph 10.1.

                                 ARTICLE 7

                            DISABILITY BENEFITS

     7.1. Notwithstanding any provision hereof to the contrary, the Plan is intended to qualify as an "accident or health plan" within the meaning of Code Section 105 and benefits payable hereunder for the permanent loss or loss of use of a member or function of the body are intended to qualify for the exclusion from income described therein. In furtherance of the foregoing, if the Administrator shall find that the employment of a Participant has been terminated prior to his retirement date because of physical or mental disability, as defined in paragraph 1.5, the amount in his account(s) based on the valuation of the Trust assets attributable to his account(s) most recently preceding distribution shall be paid to him in a method provided for in paragraph 10.1.

     7.2. If a Participant's disability shall cease and he returns to work for Employer before all of his account(s) has been distributed, no further payments shall be made by reason of the disability and the Participant's account(s) shall be reduced by and to the extent of the actual distributions.

                                   ARTICLE 8

                                DEATH BENEFITS

     8.1. In the event of the death of a Participant, his death benefit shall be the amount in his account(s) based on the valuation of the Trust assets attributable to his


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account(s) most recently preceding distribution. At the direction of the
Administrator (and subject to paragraph 8.2), the Trustee shall pay said amount in a method provided for in paragraph 10.1 to the Participant's beneficiary or beneficiaries. The method of distribution shall satisfy the minimum distribution requirements of Code Section 401(a)(9) and applicable regulations thereunder, referred to in paragraph 10.1.

     8.2. If a Participant dies before distribution of benefits has commenced, the death benefit may be paid to his beneficiary or beneficiaries in installments over a period not exceeding the beneficiary's (or beneficiaries') life expectancy, if such installments begin not later than (a) one year after the date of the Participant's death (or such later date as may be permitted under regulations prescribed by the Secretary of the Treasury), or, (b) if the designated beneficiary is the surviving spouse, by the later of: (i) one year after the date of the Participant's death or (ii) the date on which the Participant would have attained age 70-1/2. In all other cases in which a Participant dies before distribution of benefits has commenced, the death benefit must be distributed to the Participant's beneficiary or beneficiaries within five years of his death. If distribution of benefits to the Participant commenced before the Participant's death, distribution of the death benefit may continue over the same period, and shall be made at least as rapidly as, selected by the Participant.

     8.3. Each Participant may file in writing with the Administrator a designation of beneficiary(ies) to receive amounts payable under this Plan upon his death. The designation may be changed from time to time by the Participant by delivery of written notice of such change to the Administrator. If no designation has been made, or if the designee or designees have predeceased the Participant, then the Participant shall be deemed to have designated the following as his beneficiary or beneficiaries and his contingent beneficiary or beneficiaries with priority in the order named:

(a) the Participant's spouse, as the case may be;

(b) the Participant's children and children of deceased children per stirpes;

(c) the Participant's parents in equal shares;

(d) the Participant's brothers and sisters and nephews and nieces who are children of deceased brothers and sisters, per stirpes; and

(e) the Participant's estate.

     8.4. Notwithstanding any beneficiary designation to the contrary, an amount equal to one-half of any death benefit payable with respect to a married Participant shall be paid to the Participant's surviving spouse, unless there is no surviving spouse or unless the surviving spouse has irrevocably consented in writing and in the manner required by law to another specified beneficiary and form of benefit, which election may not be changed without spousal consent, in the manner required by law, in which case the entire death benefit shall be paid to such designated beneficiary.

                                    ARTICLE 9

                 TERMINATION OF EMPLOYMENT PRIOR TO RETIREMENT

     9.1. Upon termination of employment for reasons other than death, disability or retirement, the portion, if any, of the terminated Participant's account(s) which has vested shall be paid to the Participant by the Trustee at such time and in such manner as reasonably determined by the Participant and communicated to the Administrator (subject to Article 10). As of the last day of the Plan Year in which a Participant's termination has occurred, the amount in his segregated account(s), if made available to the Participant but not yet distributed, may be invested thereafter by the Trustee (rather than at the Participant's direction) in fixed-income securities designed to protect principal. In the event of the death of the terminated Participant prior to distribution of his benefit, it shall then become payable as provided in Article 8. An Employer-authorized leave of absence (by reason of service in the Armed Forces of the United States, temporary incapacity or other good cause), as determined by uniform rules applied by Employer, shall not be considered a termination of employment for purposes of this Plan. All Participants similarly situated shall be similarly treated by Employer in granting leaves of absence.

     9.2. The portion, if any, of the terminated Participant's account(s) which does not vest in him shall be forfeited as of the last day of the Plan Year in which the


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Participant terminates employment and receives a distribution (or deemed distribution) of his vested account balance, subject to reinstatement as provided in paragraph 9.5 below. If no distribution occurred upon termination of employment, such forfeiture shall occur upon the earlier of a distribution or deemed distribution of the Participant's vested account balance or the occurrence of five consecutive breaks in service. A terminated Participant who has no vested interest in his account shall be deemed to have received a cash out distribution of his zero interest in the Plan as of the last day of the Plan Year in which his employment terminates. As of each anniversary date, the Administrator shall determine the total amount of forfeitures which occurred during the Plan Year and the amount forfeited shall reduce Employer's contribution for that Plan Year.

     9.3. The purpose of graduated vesting is to encourage Participants to remain in the employ of Employer. The amount credited to the account of a Participant (other than his elective deferral account under Article 21) shall vest in the Participant according to the following schedule:


      YEARS OF SERVICE                  VESTED INTEREST

      less than 2 years                        0%
      2 years                                 20%
      3 years                                 40%
      4 years                                 60%
      5 years                                 80%
      6 years or more                        100%


      9.4. Vested service shall include all of a Participant's years of service with Employer (and with any adopting employers designated in paragraph 1.8) except service not considered because of a break in service as described below. If a Participant has a one (or more) year break in service, any years of service before the break in service shall not be included in vested service until the Participant has completed a year of service after the break in service. If a Participant has no vested interest in his non-elective deferral account and has a break in service, years of service before the break shall not be included in vested service if the number of consecutive one year breaks in service is five or more. Years of service after five consecutive breaks in service shall not increase a Participant's vested interest attributable to service before such breaks in service. Separate accounts shall be maintained to reflect pre-break and post-break benefits, if any. The computation period for determining a year of vested service shall be the Plan Year.

     9.5. If a distribution is made at a time when a Participant's vested interest in his non-elective deferral account is less than 100% and the Participant has not incurred five consecutive one year breaks in service or can otherwise increase his vested interest in said account, (a) a separate account will be established for his interest in the Plan at the time of the distribution or such interest will be accounted for under a method which allows computation of account balances according to the formula set forth below, and (b) at any relevant time the Participant's vested portion of such interest shall be equal to the amount ("X") determined under the following formula:

X = P(AB + (R x D)) - (R x D),

where P is the vested percentage at the relevant time, AB is the account balance at the relevant time, D is the amount of the distribution, R is the ratio of the account balance at the relevant time to the account balance after the distribution, and the "relevant time" is the time at which the vested percentage cannot increase. Any required reinstatement of a forfeited benefit may be reinstated out of income or gain to the Plan, forfeitures, deductible Employer contributions or as otherwise permitted by law.

     9.6. Subject to paragraphs 6.1, 11.2(b), 16.1 and 21.10, any Participant who has completed less than ten years of service and who is discharged from his employment for (a) proven or admitted dishonesty or fraud; (b) the commission of a misdemeanor or felony; (c) intentional destruction of or damage to property of Employer; or (d) assault upon or intentional injury to any employee of Employer while either or both are on duty, shall thereby forfeit his right to any benefit hereunder attributable to Employer contributions and earnings thereon. The provisions of this paragraph 9.6 shall apply only if said forfeiture is at the time not prohibited by law and by the applicable Treasury or Labor Department regulations.

                                   ARTICLE 10

                               METHOD OF PAYMENT

     10.1. Upon the occurrence of an event requiring distribution, a Participant's vested account balance shall be paid or distributed to him by means of such one or more of the following methods as may be determined by
Participant:

     (a) Payment in a lump sum in cash, securities or other property, as the Administrator shall direct;

     (b) Payment in approximately equal at least annual installments over a period of time not to exceed the life or life expectancy of the Participant or lives or joint life expectancy of the Participant and a designated beneficiary. If the installment payment method is selected, the Participant's vested account(s) may thereafter be invested by the Trustee, upon the Administrator's direction. The amount of the installments may be recomputed annually by dividing the fair market value of the segregated account as of the last day of the Plan Year by the number of years remaining over which the installment payments are to continue (and then dividing that amount by the number of payments to be made each year). If the Participant dies prior to receiving all of the installment payments due hereunder, the entire amount remaining at the time of his death shall be paid to the beneficiary or beneficiaries of the Participant in the manner prescribed in Article 8. The Participant may direct the Trustee to accelerate any installment payment to the Participant or his beneficiary; or

     (c) Payment by purchase from an insurance company of a non-transferable, non-life annuity payable for a period certain and in a manner consistent with the Plan.

     Effective January 1, 1994, with respect to contributions and earnings thereafter, distributions only may be made under subparagraph (a) above.

     Generally, the period over which payments may be made pursuant to subparagraphs tb) or (c) above shall not exceed the greater of the life expectancy of the Participant or the joint life expectancy of the Participant and his beneficiary. The amount required to be distributed annually, beginning with the first distribution calendar year as of or after the Participant's "required beginning date" (referred to in paragraph 10.2(b) below), shall satisfy the "minimum distribution" requirements of Code Section 401(a)(9) and regulations thereunder and shall not be less than the amount determined by dividing the Participant's accrued benefit as of the first day of such calendar year by the life expectancy of the Participant or joint life expectancy of the Participant and his beneficiary, as applicable. The life expectancy of a Participant, or of a Participant and his beneficiary if his beneficiary is his spouse, may be redetermined, not more frequently than annually, upon the Participant's written request and in accordance with such rules as may be prescribed by Treasury regulations. For Plan Years beginning before

January 1, 1989, the present value of the payments projected to be paid to a Participant shall not be less than 51% of the present value of the payments projected to be paid to the Participant and his beneficiary (if not his spouse) (i.e., the "minimum distribution incidental benefit" requirement).
For Plan Years beginning after December 31, 1988, if the Participant's beneficiary is not his spouse, the amount to be distributed each year, beginning with distributions for the first distribution calendar year, shall not be less than the quotient obtained by dividing the Participant's accrued benefit as of the beginning of the calendar year by the lesser of (i) the applicable life expectancy determined above or (ii) the applicable divisor determined from the table set forth in Q&A-4 of Section 1.401(a)(9)-2 of the proposed regulations or any successor thereto under Code Section 401(a)(9)(G). Distributions after the death of the Participant shall be distributed using the applicable life expectancy determined above as the relevant divisor.

     10.2. (a) Payment of benefits shall commence at the time determined by the Participant subject to paragraph 9.1. Notwithstanding the foregoing, if the value of a Participant's account(s) derived from Employer contributions is less than $3,500, the Administrator may direct an immediate distribution from the Participant's account(s) prior to the later of age 62 or his retirement date. Moreover, unless a Participant elects otherwise in writing in the manner permitted by law, payments must begin no later than 60 days after the close of the later of the Plan Years in which:

(i) the Participant attains age 65; or

(ii) the Participant terminates his service with Employer.

     (b) Notwithstanding the foregoing subparagraph (a), payment of benefits shall begin no later than the Participant's required beginning date whether or not his employment has terminated. A Participant's "required beginning date" is the April 1 immediately after the calendar year in which the Participant attains age 70-1/2.

     If a distribution is made before a Participant attains age 59-1/2, the distribution may be subject to a 10% penalty tax to the extent it is included in his gross income and is attributable to Employer contributions, unless the distribution is made on account of his death or disability.

     10.3. When a Participant becomes entitled to a distribution hereunder, the Trustee shall transfer the Participant's vested benefit directly to the trustee or custodian of an individual retirement account if the Participant so requests in writing in accordance with procedures established by the Trustee and consistent with Code Section 401(a)(31) and regulations thereunder.

     10.4. At any time when a benefit is payable to any Participant or beneficiary, the Administrator, upon request of the Trustee or at his own initiative, may mail by certified mail to the Participant's or beneficiary's last known address a written demand for his then address, or for satisfactory evidence of his continued life, and, if the Participant or beneficiary shall fail to furnish the information to the Administrator within six months from the mailing of the demand, then the Administrator may, in his sole discretion, determine that the Participant or beneficiary has forfeited his right to the benefit and may declare the benefit, or any unpaid portion thereof, terminated; provided, however, that if required by applicable law, such benefit shall be reinstated out of income or gain to the Plan, forfeitures or deductible Employer contributions (or as otherwise permitted by law) if a claim is subsequently made by the Participant or beneficiary.

                                  ARTICLE 11

                            TOP-HEAVY PROVISIONS

     11.1. The Plan will be considered a "top-heavy" plan for the Plan Year if as of the "determination date" (a) the value of the accounts (including forfeitures) of Participants who are Key Employees exceeds 60% of the value of all Participants' accounts (including forfeitures) as determined in accordance with Code Section 416(g) (the "60% Test") or (b) the Plan is part of a Required Aggregation Group and the Required Aggregation Group is top-heavy. However, and notwithstanding the results of the 60% Test, the Plan shall not be considered a top-heavy plan for any Plan Year in which the Plan is a part of a Required or Permissive Aggregation Group which is not top-heavy. If any individual has not performed services for Employer at any time during the five year period ending on the determination date, the value of any account(s) for such individual shall not be taken into account.

For the purpose of this Article 11:

     (a) "Key Employee" shall mean any Employee or former Employee (and the beneficiaries of such Employee) who at any time during the determination period was (i) an officer of the Employer and had annual compensation greater than 50% of the amount in effect under Code Section 415(b) (1)(A) for such Plan Year, (ii) an owner (or considered an owner under Code Section 318) of one of the ten largest interests in the Employer (in excess of 1/2 of 1%) who had annual compensation greater than 100% of such dollar limitation, (iii) a 5% owner of the Employer, or (iv) a 1% owner of the Employer who had annual compensation of more than $150,000. The determination period is the Plan Year containing the determination date and the four preceding Plan Years. The determination of who is a Key Employee will be made in accordance with Code
Section 416(i)(1) and the regulations thereunder. Any Employee who is not a Key Employee is a Non-Key Employee.

     (b) "Permissive Aggregation Group" shall mean the required aggregation group of plans plus any other plan or plans of the Employer which, when considered as a group with the required aggregation group, would continue to satisfy the requirements of Code Sections 401(a)(4) and 410.

     (c) "Required Aggregation Group" shall mean (i) each qualified plan of the Employer, including plans terminated within the prior five years, in which at least one Key Employee participates (or participated), and (ii) any other qualified plan of the Employer which enables a plan described in (i) to meet the requirements of Code Sections 401(a)(4) or 410.

     (d) "Determination date" and "Valuation date" shall mean for any Plan Year subsequent to the Employer's first Plan Year, the last day of the preceding Plan Year, and for the Employer's first Plan Year, the last day of that year.

     11.2. The following provisions shall be effective and shall supersede any conflicting provision in the Plan in any Plan Year in which the Plan is determined to be a top-heavy plan.

     (a) Minimum Contributions. Notwithstanding the provisions of Article 5, for any Plan Year during which the Plan is deemed a top-heavy plan, if the Employer elects to make any necessary additional contributions to this Plan, the Employer's contribution and forfeitures, if any, shall be allocated to the accounts of (i) all Participants who have completed 1,000 hours of service during such Plan Year and are employed by the Employer on the last day of such Plan Year and (ii) to the extent required by law, any Participants who fail to complete 1,000 hours of service during such Plan Year and who are employed by the Employer on the last day of such Plan Year, in an amount equal to 3% of the total annual compensation of all such Participants for the Plan Year or, if less, such amount as is permitted under Code Section 416(c)(2).

     The minimum allocations required under this paragraph 11.2(a) shall not apply to any Participant to the extent such Participant is covered under any other plan of the Employer and such plan provides the minimum allocation or benefit required to be provided under top-heavy plans.

     (b) Minimum Vesting. Notwithstanding the provisions of Article 9, as it may be amended from time to time, if a Participant's termination of employment occurs while the Plan is a top-heavy plan, such Participant's vested percentage in his non-elective deferral account shall not be less than the percentage determined in accordance with the following table:

      Years of Service                Vested Percentage

      less than 2                              0%
      2 but less than 3                       20%
      3 but less than 4                       40%
      4 but less than 5                       60%
      5 but less than 6                       80%
      6 or more                              100%

     (c) Compensation Limitation. For any Plan Year in which the Plan is a top-heavy plan, only the first $200,000 (or such larger amount as may be prescribed under Code Section 416(d)) or, effective January 1, 1994, $150,000 (or such larger amount as may be permitted under Code Section 401(a)(17)(B)) of a Participant's annual compensation shall be taken into account for purposes of determining Employer's contribution hereunder.

     11.3. If the Plan becomes a top-heavy plan for any Plan Year and subsequently ceases to be such, the vesting schedule in paragraph 11.2(b) above shall continue to apply in determining the vested percentage of any Participant who had at least five years of service as of the last day of the last Plan Year in which the Plan was top-heavy. For other Participants, said schedule shall apply only to their account balances while the Plan was top-heavy.

                                  ARTICLE 12

                        DUTIES AND RIGHTS OF TRUSTEE

     12.1. The Trustee shall be selected, and may be removed, by the Board of Directors at any time upon written notice. The Trustee shall have the right to resign at any time by giving written notice to Employer. Within 60 days after the removal or resignation of the Trustee, the Board of Directors shall appoint a successor Trustee, who shall qualify by delivering a written acceptance to Employer and to the retiring Trustee. The retiring Trustee shall forthwith file with Employer and with the Administrator a written account of its acts from the date of its last previous annual accounting to the date of its removal or resignation. The retiring Trustee shall assign, transfer and pay over to the successor Trustee the assets constituting the Trust fund. The retiring Trustee may have its account settled by a court of competent jurisdiction.

     12.2. The Trustee, subject to the Trust created herein and provisions of the Plan including paragraphs 13.2 and 21.9, shall be the owner of the assets held in trust under this Plan and shall be entitled to exercise each and every incident of ownership. If not inconsistent with the provisions of this agreement, the Trustee, at the direction of a Participant, shall have the power to sell or assign any assets held pursuant to this Plan; to receive all surplus derived from contracts and all income and capital gains on the assets; to receive payments of any kind which may be made on the assets; and to convert assets from one form to another. If requested in writing by the Administrator, the Trustee shall grant to the Administrator the right to vote any shares of stock held by the Trustee, including stock of the Employer. The Trustee shall not institute any litigation to protect or collect the proceeds of assets of the Trust without receiving the direction of the Administrator or Employer. The cost of any litigation to which the Trustee shall be a party in connection with the Trust and which shall have been instituted at the direction of the Administrator or Employer shall be considered an administrative expense. The Trustee, upon written instructions from the Administrator or Employer, may compromise and adjust claims due the Trustee upon the terms and conditions acceptable to the Administrator or Employer.

     12.3. In the event any controversy shall arise between the Trustee and any other person, including without limitation the Administrator, Employer or any Participant or beneficiary under the Plan, with respect to the interpretation of this Plan or the duties of the Trustee or any other fiduciary, the Trust-ee may require that the issue be decided by a court of competent jurisdiction, and pending such determination, the Trustee shall not be obligated to take any other action in connection with the matter involved in the controversy.

     12.4. The Trustee shall keep full and complete records of the administration of the Trust which shall be open at all reasonable times to inspection by Employer, the Administrator, Participants or beneficiaries. Within a reasonable period of time after an anniversary date, the Trustee shall furnish Employer a complete financial statement. In addition, the Trustee shall annually furnish each Participant or beneficiary a complete statement of the Participant's or beneficiary's account.

     12.5. All instructions or notices to be given by the Administrator or a Participant to the Trustee shall be in writing and signed by the Administrator or Participant.

     12.6. The Administrator may direct the Trustee to distribute assets of the Trust which a Participant is entitled to receive (a) to the Participant;
(b) to any person having custody of the Participant; (c) to the legal custodian of the property of the Participant; (d) to any person who, or corporation which, shall be furnishing maintenance, support or hospitalization to the Participant; or (e) to the beneficiaries of the Participant who are entitled to receive the benefits. The receipt of such person or corporation to whom, or to which, the disbursements are made shall be sufficient release for the Trustee and the recipient shall not be required to account to Employer, to the Trustee, to any court, or to any other person for the disposition of the distribution(s).

     12.7. If the payment of any administrative expense of the Trust would require the sale of any assets of the Trust at a loss, the Trustee shall advise Employer, which shall have the option of paying such charges prior to the Trustee applying such charges against the Trust.

     12.8. The Trustee, if not already adequately compensated as an employee of Employer, may be paid reasonable compensation as shall be agreed upon by Employer and the Trustee in writing. The Trustee, in performing its duties under this Plan, may employ counsel, accountants and other agents as shall be deemed advisable. The Trustee may employ other fiduciaries or investment managers only after securing the written approval of Employer. All expenses incurred by the Trustee in the administration of the Trust, including but not limited to the compensation of counsel, accountants, investment managers or other agents or fiduciaries, shall be charged against the Trust fund, to the extent not paid directly by Employer. Any compensation of the Trustee, if an individual employed by Employer, shall not be paid from Trust assets. All taxes that may be levied or assessed under existing or future laws upon, or in respect to, the Trust, its assets, or the income therefrom, shall be a charge upon the Trust fund, to the extent not paid directly by Employer, and the Trustee may pay such sum or sums as may be required to satisfy any tax obligation. Payments made by the Trustee shall be charged to Participants' accounts in the same proportion and manner as losses of the Trust are chargeable.

     12.9. The Trustee shall not be liable or responsible in any way for any acts or omissions in the administration of the Trust prior to the date of becoming Trustee or after the date of ceasing to be a Trustee. A successor Trustee shall not have any duty to review the actions or accountings of any prior Trustee.

     12.10. A Trustee shall not be liable for the acts or omissions of a joint Trustee or any other Plan fiduciary unless (a) the Trustee knowingly participates in, or knowingly attempts to conceal, the act or omission of another fiduciary and the Trustee knows the act or omission is a breach of a fiduciary responsibility by the other fiduciary; or (b) the Trustee has knowledge of a breach by the other fiduciary and shall not make reasonable efforts to remedy the breach; or (c) the Trustee's breach of the Trustee's own fiduciary responsibility permits the other fiduciary to commit a breach. Except as set forth in the preceding sentence, a Trustee shall not be liable for a breach of fiduciary responsibility if the Trustee shall follow instructions pursuant to paragraphs 2.9, 13.2 or 21.9, or for the acts or omissions of a properly appointed investment manager. If, but only if, the Trustee is an individual employed by Employer, he shall be indemnified from the assets of the Trust against any and all claims, losses, damages, expenses and liabilities arising from any act of commission or omission so long as the act is not finally judicially determined to be a breach of fiduciary responsibility by the Trustee. The indemnification shall include attorneys' fees and all other costs and expenses reasonably incurred by the Trustee in defense of any action brought against him arising from such act of commission or omission. In addition, Employer, from its assets, shall indemnify the Trustee (if an individual employed by Employer) against any and all claims, losses, damages, expenses and liabilities arising from any act of commission or omission for which the Trustee is not indemnified from Trust assets, provided the act is not finally judicially determined to have been an act of willful misconduct or gross negligence and that such indemnification is not prohibited by law.

     12.11. Employer may appoint more than one Trustee, in which event all such Trustees shall jointly manage and control the Trust assets unless the Board of Directors shall allocate specific responsibilities, obligations and duties among them. The Board of Directors may also allocate certain fiduciary responsibilities to other Plan fiduciaries. If the Board of Directors shall make such an allocation, then the specified Trustee or fiduciary shall be responsible for the duties allocated to him and the other Trustees or fiduciaries shall not be liable for any breach of fiduciary responsibility for the duties allocated except as set forth in paragraph 12.11. If the Board of Directors shall not allocate specific responsibilities, obligations or duties to a Trustee, then any act may be performed by any Trustee and such act shall have the same force and effect as if the act had been performed by all of the Trustees. Any person, corporation or other entity may deal with any of the Trustees and may accept the signature of any one Trustee in the same manner and with the same force and effect as if that individual were the sole Trustee.

                                   ARTICLE 13

                           INVESTMENT OF TRUST FUNDS

     13.1. Subject to paragraph 2.9, the amount to the credit of each Participant may be invested and reinvested either as a segregated account under paragraph 13.2, in a manner designated by the Administrator under paragraph 21.9, or as a pooled investment fund, and the Trustee in addition to all statutory powers is and shall be authorized and empowered at the direction of a Participant, but not by way of limitation, to:

     (a) invest and reinvest the Trust's assets (pursuant to a Participant's directions, if under paragraphs 13.2 or 21.9) in bonds, insurance policies, mortgages, debentures, preferred or common stocks, options, mutual funds, a common trust or fund maintained by a fiduciary which is a bank or an insurance company, or other real or personal property, in such amounts as the Trustee deems appropriate (or is directed by a Participant), and to deposit the Plan's assets in accounts of banks or other financial institutions, except that the Trustee may deposit the Plan's assets in accounts maintained with the Trustee only if the Trustee is a financial institution supervised by the United States or a state and if the account bears a reasonable rate of interest. The Trustee shall not be bound as to the character of any investment by any state statute, rule of court or custom governing the investment of Trust funds except as provided by ERISA;

     (b) sell, exchange, convey, transfer, or dispose of, and to grant options with respect to, any property, real or personal, at any time held in the Trust fund. Any sale may be made by the Trustee by private contract or by public auction, and for cash or upon credit, or partly for cash and partly upon credit, as the Trustee may deem prudent; no person dealing with the Trustee shall be bound to supervise the application of the proceeds of any transaction or to inquire into the validity, expediency or propriety of the transaction;

     (c) retain, manage, operate, repair, improve, mortgage or lease for any period any real or personal property held by the Trustee, and to purchase and carry insurance in such amount and against such hazards as the Trustee may deem advisable;

     (d) vote in person or by general or limited proxy with respect to any bonds, stocks or other securities held by the Trustee; exercise any options applicable to any bonds, stocks or other securities for the conversion thereof into other securities; exercise any rights to subscribe for additional bonds, stocks or other securities, and to make any and all necessary payments therefor; join in, or dissent from or oppose, the reorganization, recapitalization, consolidation, liquidation, sale or merger of corporations or properties upon such terms and conditions as the Trustee may deem prudent;

     (e) accept and hold any securities or other property received by the Trustee under the provisions of this Article, whether or not the Trustee would be authorized to invest in such securities;

     (f) make, execute, acknowledge and deliver any and all appropriate deeds, leases, assignments and other instruments;

     (g) borrow or raise money from others, with the approval of the Board of Directors, for the purposes of the Plan and to the extent and upon such terms and conditions as the Trustee may deem desirable or proper; and for any sum so borrowed to issue a promissory note, as Trustee, and to secure the repayment thereof by pledging all or any part of the Trust fund, except for segregated accounts; and no person lending money to the Trustee shall be bound to supervise the application of the money borrowed, or to inquire into the validity, expediency or propriety of any borrowing;

     (h) cause any investments to be registered in, or transferred into, the Trustee's name or the name of the Trustee's nominee or nominees, or to retain the investment in unregistered form or in a form permitting transfer by delivery only; however, the books and records of the Trustee shall at all times show that all investments are part of the Trust fund;

     (i) invest in all forms of insurance, including without limitation annuity contracts or life insurance contracts on the lives of key Employees which shall be payable to the Trustee as beneficiary, or surrender such policies for their cash value;

     (j) invest the Trust's assets with any other Employer trust which is qualified pursuant to Code Section 401 on the condition that the income and capital shall be divided proportionately between the trusts; and

     (k) perform all acts, whether or not expressly described or referred to above, which the Trustee may deem necessary, proper or desirable for the protection or enhancement of the Trust fund.

     13.2. In such manner as determined by the Administrator, and unless and until determined otherwise by the Administrator, each Participant shall exercise sole and complete control over the investment and reinvestment of his non-elective deferral account, subject to such procedures as the Administrator or Trustee may establish. Such assets shall be held by the Trustee in a separate account for each Participant to which all earnings and losses of such account shall be attributed, but subject to all provisions hereof. Neither the Trustee, the Administrator nor any other person shall be under any duty to question any direction from the Participant, to review any securities or other property or to make any suggestion to the Participant (either hereunder or under paragraph 21.9), nor shall the Trustee or Administrator be liable for any loss or by reason of any breach resulting from a Participant's investment hereunder or under paragraph 21.9. Notwithstanding any provision hereof to the contrary, in no event shall an account segregated hereunder acquire, after December 31, 1981, a "collectible" within the meaning of Code Section 408(m) or its successor.

                                   ARTICLE 14

                              ACCOUNTING PROCEDURE

     14.1. All contributions paid to the Trustee shall be held, invested and reinvested by the Trustee in the manner provided in Articles 13 and 21.

     14.2. The Trustee shall value the Trust funds whenever deemed necessary or as directed by the Administrator, but at least annually as of the close of business on each anniversary date. Any contributions made during the year need not be included in the valuation as of an anniversary date. The Trustee shall value the Trust fund at its fair market value.

     14.3. All accounts shall be adjusted to reflect the effect of income received and accrued, realized and unrealized profits and losses, expenses, allocated forfeitures and all other transactions of the preceding period.

     14.4. The amount to the credit of each account as of each anniversary date shall be adjusted as of each succeeding anniversary date by the following additions and subtractions in the following order:

     (a) in the case of a person for or on behalf of whom payments have been made, there shall be subtracted the total amount of the payments made from his account during the preceding period since the last adjustment date. In the case of a terminated Employee, there shall be subtracted the amount of his account which is forfeited;

     (b) as to each segregated or separately accounted for account, there shall be added or subtracted the net income or net loss of such account during the period since the last adjustment; and

     (c) in the case of each eligible Participant, there shall be added that portion of Employer's current contribution and any forfeitures occurring during the year that is allocable to him pursuant to the allocation formula contained in Article 5.

                                    ARTICLE 15

                               SPENDTHRIFT PROVISIONS

     15.1. The provisions of this Article 15 are intended to be for the personal protection of Participants. A Participant shall not have any right to assign, anticipate or transfer any Trust asset held for his benefit, including amounts credited to his account. The benefits under this Plan shall not be subject to seizure by legal process or be in any way subject to the claims of the Participant's creditors, including, without limitation, any liability for contracts, debts, torts, alimony or support of any relative. Neither the Plan's benefits nor the Trust's assets shall be considered an asset of a Participant in the event of his divorce, insolvency or bankruptcy.

     15.2. If a Participant shall attempt to assign, anticipate or transfer any assets held for his benefit, such assignment, anticipation or transfer shall be void and of no effect.

     15.3. Notwithstanding anything to the contrary in paragraphs 15.1 and 15.2, benefits under the Plan may be paid pursuant to and in accordance with the applicable requirements of any qualified domestic relations order as such term is described in Code Section 414(p) and a Participant's "earliest retirement date" within the meaning of Code Section 414(p)(4)(B) may be deemed to be the date that the Administrator determines that a domestic relations order is "qualified".

                                     ARTICLE 16

                                     TERMINATION

     16.1. Employer reserves the right to suspend or discontinue contributions or to terminate this Plan at any time. A suspension shall be a temporary cessation of contributions and shall not constitute or require a termination of the Plan. A discontinuance shall not constitute a termination of the Plan and shall not preclude later contributions. The respective accounts of Participants under the Plan shall become 100% vested and nonforfeitable if the Plan shall be terminated, if there shall be a complete discontinuance of contributions, or if Employer shall be adjudicated a bankrupt or shall make a general assignment for the benefit of creditors. In the event of a "partial termination" of the Plan, the respective accounts of the affected Participants shall become 100% vested and nonforfeitable. If Employer so directs after payment of expenses properly chargeable against the Trust, the Trustee shall distribute to Participants, in a manner provided in
Article 10, all Trust assets in the proportions determined according to their respective accounts. This Trust shall cease after the distribution of all assets of the Trust. Each of the Trustee's actions hereunder shall be at the written direction of the Administrator. Employer's contribution to and the income of this Trust shall not be paid to, nor shall revest in, Employer, except as provided in paragraphs 4.2 and 4.3, and shall not be used for any purpose other than for the exclusive benefit of Participants or their beneficiaries.

                                    ARTICLE 17

                         AMENDMENT, SUSPENSION OF MINIMUM
                          ACCRUAL REQUIREMENTS AND MERGER

     17.1. Employer may amend this Plan and Trust in any manner and at any time without the consent of any other adopting employer or other party; provided that to the extent prohibited by law no amendment shall reduce a Participant's accrued benefit nor revest any interest in the Trust assets, income or principal in Employer. An amendment shall be made by resolution of the Board of Directors and shall be effective upon delivery of a written instrument, executed by order of the Board of Directors, to the Trustee.

     17.2. Employer may amend this Plan to qualify it under the provisions of Code Section 401 and any amendment, by its terms, may be retroactive.

     17.3. Employer may suspend the minimum benefit accrual requirements hereunder if for any Plan Year beginning after December 31, 1989 the Plan fails to satisfy the Participation Test or the Coverage Test. The Plan satisfies the Participation Test if, on each day of the Plan Year, the number of Employees who benefit under the Plan is equal to at least the lesser of
(a) 50 or (b) 40% of the total number of Includable Employees as of such day. The Plan satisfies the Coverage Test if, on the last day of each quarter of the Plan Year, the number of Non-Highly Compensated Employees ("NHCES") who benefit under the Plan is equal to at least 70% of the total number of Includable NHCES as of such day.

     "Includable" Employees are all Employees other than: (a) those Employees excluded from participating in the Plan for the entire Plan Year under paragraph 1.7 or by reason of the participation requirements of paragraph 3.1; and (b) any Employee who terminates employment during the Plan Year and fails to complete at least 501 hours of service for the Plan Year. A "Highly Compensated Employee" ("HCE") shall be as determined by the Administrator applying Code Section 414(q) and the regulations thereunder. An NHCE is an Employee who is not an

HCE and who is not a family member aggregated with an HCE pursuant to paragraph 1.3.

     For purposes of the Participation Text and the Coverage Test, an Employee is benefiting under the Plan on a particular date if he is entitled to an allocation for the Plan Year. Under the Participation Test, when determining whether an Employee is entitled to an allocation, the Administrator will disregard any allocation required solely by reason of the top heavy minimum allocation (under paragraph 11.2(a)), unless the top heavy minimum allocation is the only allocation made under the Plan for the Plan Year.

     If this paragraph 17.3 applies for a Plan Year, the Administrator will suspend the minimum accrual requirements for the Includable Employee(s) employed by Employer on the last day of the Plan Year, then for the Includable Employee(s) who have the latest separation from service during the Plan Year, and continuing to suspend in descending order the accrual requirements for each Includable Employee who incurred an earlier separation from service, from the latest to the earliest separation from service date, until the Plan satisfies both the Participation Test and the Coverage Test for the Plan Year. If two or more Includable Employees have a separation from service on the same day, the Administrator will suspend the accrual requirements for all such Includable Employees, irrespective of whether the Plan can satisfy the Participation Test and the Coverage Test by accruing benefits for fewer than all such Includable Employees. If the Plan suspends the accrual requirements for an Includable Employee, that Employee will share in the allocation of Employer contributions and Participant forfeitures, if any, without regard to the number of hours of service he has earned for the Plan Year and without regard to whether he is employed by the Employer on the last day of the Plan Year. If in the future the Plan includes Employer matching contributions subject to Code Section 401(m), this suspension of accrual requirements applies separately to the Code Section 401(m) portion of the Plan, and the Administrator will treat an Employee as benefiting under that portion of the Plan if he is an Eligible Employee for purposes of the Code Section 401(m) nondiscrimination test.

     17.4. In the case of any merger or consolidation with, or transfer of assets or liabilities to, any other plan, each Participant in this Plan shall be entitled, in the event the Plan were to be terminated immediately after the merger, consolidation or transfer, to a benefit which is equal to or greater than the benefit he would have been entitled to receive if the Plan had been terminated immediately before the merger, consolidation or transfer. However, this provision shall not be construed to be a termination or discontinuance of the Plan or to be a guaranty of a specified level of benefit from the Plan.

                                 ARTICLE 18

                              TRUST ESTABLISHED

     18.1. This agreement is executed with the express intent that it shall be approved and qualified by the Internal Revenue Service as meeting the requirements of the Code and regulations issued thereunder with respect to employee plans and trusts which shall permit Employer to deduct, for income tax purposes, the amount of its contributions to the Trust. If any provision of this Plan shall be found to be inconsistent with or to prevent the qualification of the Plan and Trust, in either the initial Plan Year or thereafter, such provision shall be void and shall be treated as if it had never been a part hereof, retroactive to the effective date of the Plan, and the Plan shall be read and its provisions shall be applied so as to qualify the Plan and Trust.

                                 ARTICLE 19

                    CLAIM PROCEDURE AND MISCELLANEOUS

     19.1. If any benefits become payable hereunder, the Administrator shall give written notice to the Participant or, if applicable, to his beneficiary, of the amount of such benefits within 90 days after the date the benefits have become payable or as soon thereafter as is possible. Within 45 days after receiving the notification, the Participant or beneficiary may file with the Administrator a written claim in regard to such benefits. The Administrator, within 45 days after receipt of a written claim, shall render a written decision on the claim. If the claim is denied, either in whole or in part, the decision shall include the reason or reasons for the denial; a reference to the Plan provision or provisions which are the basis for the denial; a description of any additional material or information necessary for the claimant to perfect the claim; an explanation as to why the information or material is necessary; and an explanation of the Plan's entire claim procedure. The claimant may file with the Administrator, within 60 days after receiving the written decision from the Administrator, a written notice of request for review of the

Administrator's decision. The review shall be made by a committee of up to three individuals appointed by the Board of Directors. Said committee shall be entitled to the benefit of paragraph 2.6 and shall render a written decision on the claim containing the specific reasons for their decision, including a reference to the Plan's provisions, within 60 days after receipt of the request for review. If a Participant or beneficiary does not file written notice of a claim with the Administrator at the times set forth above, he shall have waived all benefits other than as set forth in the original notice from the Administrator.

     19.2. Neither the establishment of this Plan or Trust, the creation of any fund or account, the payment of any benefits nor any statement in the related Summary Plan Description (the "SPD") shall create in any employee, Participant or other party a right to continuing employment or create any claim against the Plan or Trust or any fiduciary for any payment except as expressly set forth herein.

     19.3. Nothing contained herein or in the SPD shall be deemed to give a Participant any interest in any specific property of the Trust or any interest other than a right to receive payments pursuant to the provisions of this Plan.

     19.4. If any provision hereof shall be declared invalid or unenforceable, the remaining provisions shall be effective.

     19.5. This Plan and Trust shall be construed, whenever possible, to be in conformity with the requirements of the Code and ERISA. To the extent not in conflict with the preceding sentence, the construction and administration of the Plan and Trust shall be governed by, and its validity determined under, the laws of the State of Kansas.

     19.6. Each Participant, by executing a beneficiary designation and by otherwise participating in this Plan, agrees for himself, his heirs, beneficiaries, successors and assigns to be bound by all of the provisions of this Plan.

     19.7. Where applicable herein, words in the masculine shall include the feminine and in the singular shall include the plural or vice versa. Paragraph headings herein have no legal significance.

     19.8. If a Participant shall be entitled to receive a benefit under this Plan and the Participant shall be subsequently employed by an employer which has a plan qualified pursuant to Code Section 401(a), the Trustee may transfer the Par-ticipant's vested benefits under this Plan directly to the trustee of the plan of the Participant's new employer if the following are satisfied:

     (a) the trustee of the other plan shall be authorized to accept the benefits under this Plan;

     (b) the Participant's transferred assets shall be maintained in a separate account in the other plan; and

     (c) the Participant's transferred assets shall not be forfeitable or reduce in any way the obligation of the new employer.

                                  ARTICLE 20

                              PARTICIPANT LOANS

     20.1. Upon the application of any Participant the Administrator, in accordance with a uniform, nondiscriminatory policy, may direct the Trustee to make a loan or loans to such Participant in an aggregate amount outstanding not to exceed the lesser of (a), or (b) reduced by (c), where (a) is one-half of the value of the Participant's vested account(s), (b) is $50,000, and (c) is the amount, if any, of the Participant's highest outstanding loan balance(s) during the twelve months preceding the loan application.

     20.2. Loans shall be considered an investment of the borrowing Participant's account. Interest shall be charged thereon at a reasonable rate, ordinarily equivalent to the prevailing rate then being charged by lending institutions in the metropolitan area where the Employer's office at which the Participant is employed is located in connection with comparable loans of similar duration and similarly secured, as determined by the Administrator.

     20.3. The term of any loan and manner of repayment shall be specified by mutual agreement between the Administrator and the Participant. However, in no event shall the term of any loan exceed five years, except for a loan used to acquire, construct, reconstruct or substantially rehabilitate the principal residence of the Participant or a member of his family. All loans made on or after January 1, 1987 shall be repaid in not less than equal quarterly installments of principal and interest over the term of the loan.

      20.4. Each loan shall be adequately secured and evidenced by the Participant's note for the amount of the loan plus interest payable to the order of the Trustee. As collateral for and by accepting the loan, the Participant automatically assigns to the Trustee as security for the loan all of his rights, title and interest in and to the Trust fund to the extent of and in an amount equal to the principal amount outstanding at any given time and any accrued unpaid interest thereon. Further, the Participant consents, within the meaning of paragraph 10.2(a) hereof, to a distribution/foreclosure in the event of default on a balance in excess of $3,500.

     20.5. If the Participant shall not repay the loan within the specified time, or if all or a portion of the Participant's account becomes distributable and arrangements for repayment satisfactory to the Administrator have not been made, the Administrator may direct the Trustee to deduct the total amount of the debt from the vested portion of the Participant's account balance or to delay payment of any portion of the Participant's benefit attributable to Salary Reduction Contributions under
Article 21 until the loan is repaid or, if the Plan has been terminated or the Participant has terminated his employment or is otherwise entitled to a distribution of benefits, to deduct the total amount of the debt from any distribution from the Trust to which the Participant or his beneficiary may be entitled. If the amount of such distribution or deduction is not sufficient to repay the unpaid balance of the loan, the Participant (or beneficiary) shall be liable for, and continue to make payments on, the Participant's note. If the Trustee shall deduct any portion of the unpaid loan balance from the Participant's interest in the Trust fund, the Participant shall not be allowed to borrow from the Plan for at least one year from the date of the deduction. This Article authorizes only the making of bona fide loans and not distributions. Before resort is made against a Participant's account for his failure to pay any loan, other reasonable efforts to collect the same shall have been made by the Trustee as directed by the Administrator.

                                  ARTICLE 21

                        SALARY REDUCTION CONTRIBUTIONS

     21.1 (a) Subject to subparagraph (b) below, each Participant may elect to have Employer contribute to the Plan on such Participant's behalf a portion of such Participant's compensation not to exceed an amount that would cause the Plan to violate the provisions of paragraphs 21.6 or cause the Plan to exceed the maximum amount deductible by Employer, at the time and in the manner determined by the Administrator from time to time. A Participant's elective contributions shall be made in accordance with the rules set forth in paragraph 21.2 and such other rules as the Employer may prescribe.

     (b) In no event shall a Participant's elective deferral contributions made to this or any other qualified plan maintained by an Employer exceed in any calendar year a total of $7,000 (or such larger amount as permitted by cost of living adjustments prescribed by the Secretary of the Treasury under Code Section 415(d) for years beginning after December 31, 1987). Any direction for an Excess Elective Deferral shall be invalid and shall be returned to the Participant. An "Excess Elective Deferral" is the amount, if any, by which the sum of all Employer contributions on behalf of a Participant to (i) through (v) exceeds $7,000 (or such larger permitted amount) which is includable in the Participant's gross income under Code Section 402(g) where
(i) is any qualified CODA as described in Code Section 401(k), (ii) is any simplified employee pension cash or deferred arrangement as described in Code Section 402(h)(1)(B), (iii) is any eligible deferred compensation plan under Code Section 457, (iv) is any plan described in Code Section 501(c)(18) and (v) is an annuity contract under Code Section 403(b) under a salary reduction agreement. If a Participant participates in another 401(k) plan in addition to this Plan, the Participant may treat as made to this Plan any Excess Elective Deferrals made during the calendar year to all plans by so notifying the Administrator in writing on or before March 1 of the year following said calendar year of the amount of the Excess Elective Deferral to be assigned to this Plan (which may not exceed the amount of his elective contributions hereto for such year). Such Excess Elective Deferrals, plus any income and minus any loss allocable thereto (determined by multiplying the income or loss attributable to the Participant's Excess Elective Deferrals for the Plan Year by a fraction, the numerator of which is the Excess
Deferral on behalf of the Participant for the preceding Plan Year and the denominator of which is the Participant's account balance attributable to elective contributions on the last day of the preceding Plan Year), shall be distributed no later than April 15 to any Participant who claims Excess Elective Deferrals under this Plan for such year.

     21.2. Participant elections described above only may be made by completing and returning to Employer an election form obtained from Employer. An election by a Participant shall apply to compensation earned following the election.

     21.3. An election shall remain in effect until a new election to increase or decrease the Participant's elective deferral percentage is filed with Employer not later than fifteen (15) days prior to the first day of the month for which the new election is to become effective. Any new election shall become effective on the first day of such month and shall remain in effect until changed pursuant to the provisions of this Article.

     21.4. A Participant may discontinue elective deferrals under the Plan at any time by filing a written notice with Employer not later than fifteen (15) days prior to the first day of the month in which the Participant wants the discontinuance to become effective.

     21.5. Each Participant who makes an election to have Employer contribute under the Plan shall, by making such election, authorize Employer to reduce the Participant's compensation by an equivalent amount so long as the election remains in effect.

     21.6. Prior to the first day of each month or at such other times during the Plan Year as Employer may determine, Employer shall test elections hereunder to determine whether the average deferral percentage ("ADP") for the group of eligible highly compensated Employees exceeds the average deferral percentage of all other eligible Employees by more than the greater of:

(a) One and one-quarter (1-1/4) times, or

(b) The lesser of (i) two (2) percentage points, or (ii) by two (2) times.

For purposes of this paragraph the term eligible "highly compensated Employee" means any employee or leased employee of Employer, including any affiliated employer, who during the year or the preceding year: (a) was at any time a person owning (or considered owning within the meaning of Code
Section 318) more than five percent (5%) of the outstanding stock, or stock possessing more than five percent (5%) of the total combined voting power, of all stock of an Employer; (b) received compensation from an Employer in excess of $75,000; (c) received compensation from an Employer in excess of $50,000 and was in the group consisting of the top twenty percent (20%) of Employees ranked on the basis of compensation during the year; or (d) was at any time an officer and received compensation greater than 150% of the amount in effect under Code Section 415(c)(1)(A) for such year, all as described in Code

Section 414(q). The $75,000 and $50,000 thresholds are indexed to reflect cost-of-living increases.

     The term "highly compensated Employee" also means any former Employee who separated from an Employer's service (or is deemed separated) prior to the determination year and was a highly compensated active Employee either for such separation year or any determination year after the Employee's 55th birthday.

     If an individual is a member of the Family of a 5% owner or of an Employee in the group consisting of the ten highly compensated Employees paid the greatest compensation during the year, such individual shall not be considered a separate Employee for purposes of calculating the ADP, and any compensation paid to such individual (or contribution or benefit on his behalf) shall be treated as if it were paid to (or on behalf of) the 5% owner or highly compensated Employee.

     The term "Family" shall mean an Employee's spouse, lineal ascendants or descendants, and the spouses thereof.

     The term "non-highly compensated Employee" shall mean an Employee who is neither a highly compensated Employee nor a member of the Family of certain highly compensated Employees as described above.

     The term "average deferral percentage" for each group of eligible Employees for any election period shall be the average of the percentages, calculated separately for each Participant in such group, of compensation each Participant elects to have contributed to the Plan for the election period. Elective contributions shall include such contributions to any other Employer plan containing Code Section 401(k) provisions, and such contributions shall be deemed made for a Plan Year testing period if made by the applicable date set forth in regulations promulgated by the Secretary of the Treasury. Testing at year-end shall be based upon a Participant's compensation received while a Participant during the Plan Year for which the test is conducted.
Such compensation shall include amounts otherwise excluded from a Participant's gross income by reason of Code Sections 125, 402(a)(8), 402(h)(1)(B) or 403(b) and elective deferrals hereunder. Testing shall be made in accordance with Code Section 401(k)(3) and the regulations promulgated thereunder, which are hereby incorporated herein.

     21.7. If the percentage of elective contributions elected by highly compensated Employees would, if not reduced, cause the average deferral percentage of such Participants to exceed the maximum average permitted above and not satisfy one of the tests set out therein, the Administrator may reduce or suspend the future elective contributions of such Participants for the remainder of the Plan Year (reducing or suspending the highest individual ADPs first). Or, in the alternative, the Administrator may, to the extent permitted by law, adjust the average deferral percentage in accordance with one or more of the following options:

     (a) The elective deferral percentage of each highly compensated Employee may be reduced by an amount necessary to satisfy one of the above tests, and the amount of the excess elective deferral, plus income and minus losses attributable thereto, shall be returned to the Participant. Income (or loss) attributable to excess elective contributions shall include allocable income (or loss) for the Plan Year and for the period between the end of the Plan Year and the date of distribution. The amount of each highly compensated Employee's excess contributions to be returned shall be determined by leveling the highest deferral ratios until the ADP test is satisfied; or

     (b) A portion of Employer's non-elective contribution may be deemed an elective deferral contribution. Such portion shall be equal to an amount necessary to satisfy one of the tests set forth above and shall be reallocated to the Participant's elective deferral account. Such reallocation of Employer's non-elective contribution shall be made on behalf of non-highly compensated Employees; or

     (c) Employer may make a contribution on behalf of the non-highly compensated Employees in an amount sufficient to satisfy one of the tests set forth above. Allocation of such contribution shall be to the elective deferral account of each non-highly compensated Employee in the same proportion that each non-highly compensated Employee's elective deferral for the year bears to the total elective deferrals of all non-highly compensated Employees. However, the maximum annual additions credited to a Participant's elective deferral account shall be limited by paragraph 5.3.

     The foregoing options shall apply only with respect to elective contributions in excess of the amount permitted under the mathematical nondiscrimination tests set forth in Code Section 401(k). Any return of Participants' elective contributions (including income and loss) pursuant to the Administrator's action shall be accomplished, if possible, before the end of the Plan Year, and if not by then, then within two and one half months after the end of the Plan Year and, in any event, within twelve months after the end of the Plan Year.

     21.8. The amount to be contributed to the Plan in accordance with each Participant's election hereunder shall be paid by Employer and transferred to the Trust not later than thirty (30) days after the end of the month in which the salary reduction is made.

     21.9. The amounts contributed to the Trust hereunder on behalf of a Participant for each payroll period shall be credited to the "elective deferral account" of such Participant on whose behalf the contribution was made. Such amounts shall be invested, at the direction of each Participant, through such investment manager(s) or broker(s) as may be selected by Employer. Such Participant directions shall be effective as to all contributions made to the elective deferral accounts and shall be made only in accordance with procedures approved by the Administrator and by the manager(s) or broker(s). The Trustee shall have all powers and duties, not allocated directly to Participants, with respect to the elective deferral accounts and shall keep separate records (or be responsible for such records if provided by the investment manager(s) or broker(s)) reflecting the earnings and losses, receipts, disbursements, purchases, sales and holdings from time to time of such assets. Neither the Trustee, the Administrator, nor any other person shall be under any duty to question any Participant's investment direction hereunder nor shall the Trustee, Administrator or any other party be responsponsible or liable for any loss, or by reason of any breach resulting from the Participant's selection of an investment fund hereunder.

     21.10. All contributions made pursuant to a Participant's election under this Article 21 shall be at all times fully vested and nonforfeitable.

     21.11. (a) No distribution shall be made from a Participant's elective deferral account prior to his attaining age 59 1/2, except in the event of financial hardship as described below or his disability, retirement or termination of employment.

     (b) Upon the written request of a Participant, the Administrator, in his discretion and according to a uniform, nondiscriminatory policy, may direct the Trustee to distribute to the Participant all or any part of his elective deferral account in the case of an immediate and heavy financial need. A distribution will be deemed to be on account of an immediate and heavy financial need if the distribution is on account of

(i) expenses for the next semester or quarter of a college education for the Participant or his dependents, (ii) medical expenses of the Participant or a dependent as described in Code Section 213(d), (iii) the purchase of the Participant's principal residence, or (iv) the need to prevent the eviction of the Participant from said residence. A distribution made pursuant to this paragraph 21.11 shall not exceed the amount required to meet the immediate need created by the hardship and not reasonably available from other sources. Only the amount contributed to a Participant's elective deferral account and neither earnings thereon nor any Employer contributions may be withdrawn hereunder. The withdrawal will be paid in cash within thirty (30) days after the end of the month in which the withdrawal is elected. The value of the withdrawal must be at least $500, or for the full value of the elective deferral account, if less.

     A distribution will be treated as necessary to satisfy financial need under the circumstances described in either (a or (b) below:

     (a) if the Employer reasonably relies upon the Participant's representation that the need cannot be relieved: (i) through reimbursement or compensation by insurance or otherwise, (ii) by reasonable liquidation of the Participant's assets, to the extent such liquidation would not itself cause an immediate and heavy financial need, (iii) by cessation of elective deferral contributions under the Plan, or (iv) by other distributions or nontaxable loans from plans maintained by Employer or by any other employer, or by borrowing from commercial sources on reasonable commercial terms. For purposes of this subparagraph (a), the Participant's resources shall be deemed to include those assets of his spouse and minor children that are reasonably available to the Participant; or

     (b) if all of the following requirements are satisfied: (i) the distribution is not in excess of the amount of the immediate and heavy financial need of the Participant, (ii) the Participant has obtained all distributions, other than hardship distributions, and all nontaxable loans currently available under all plans maintained by Employer, (iii) the Plan, and all other plans maintained by Employer, provide that the Participant's elective deferral contributions and employee contributions will be suspended for at least 12 months after receipt of the hardship distribution, and (iv) the Plan, and all other plans maintained by Employer, provide that the Participant may not make elective deferral contributions for the Participant's taxable year immediately following the taxable year of the hardship distribution in excess of the applicable limit under Code
Section 402(g) for such next taxable year less the amount of such Participant's elective deferral contributions for the taxable year of the hardship distribution.

     21.12. Should any of the provisions of this Article not be in conformity with Treasury Department regulations as from time to time issued, the nonconforming provision may be amended retroactively to insure conformity.

     IN WITNESS WHEREOF, Employer and the Trustee have executed this agreement as of this 1st day of January, 1994.

                                       EMPLOYER
                                       SMITH BREEDEN ASSOCIATES, INC.


                                       By:
                                          -------------------------------------
                                          Authorized Officer

WITNESSED:


                                       TRUSTEE


                                       By:
                                          -------------------------------------
                                          Michael J. Giarla

                               AMENDMENT TO THE

                        SMITH BREEDEN ASSOCIATES, INC.
                   PROFIT SHARING AND 401(k) PLAN AND TRUST


     Pursuant to Section 17.1 of the Smith Breeden Associates, Inc.
Profit Sharing and 401(k) Plan and Trust (the "Plan"), the Plan is hereby amended in the following respects to clarify certain provisions and to allow for the investment of the Plan's assets in "qualifying employer securities" within the meaning of ERISA section 407(d)(5). This amendment is effective as of the date it is signed below.

     1. Section 4.1 is hereby amended by deleting the last sentence thereof.

     2. Section 9.1 is hereby amended by deleting the second sentence thereof.

     3. Section 9.2 is hereby amended by replacing the last sentence thereof with the following:

          "Any forfeitures occurring in a Plan Year shall be applied to the reinstatement of forfeited benefits pursuant to Section
          9.5. To the extent forfeitures remain after the application of the preceding sentence, forfeitures will be applied pursuant to
          Section 5.1. To the extent forfeitures are in a form other than cash, the Trustee may take such action as is necessary to convert such forfeitures to cash before the application thereof."

     4. Section 9.5 is hereby amended by replacing the last sentence thereof with the following sentence:

          "Any required reinstatement of a forfeited benefit shall be made from amounts forfeited during the Plan Year, and to the extent such funds are inadequate, from a special contribution by the Employer."

     5. The Plan is hereby amended by deleting Section 9.6 in its entirety.

     6. Section 10.1 is hereby amended by replacing paragraph (a) thereof with the following paragraph:

          "(a) Payment in a lump sum in cash, or in such securities or other property that are allocated to the Participant's accounts at the time of such distribution, as the Participant shall direct;"

     7. Section 12.2 is hereby amended by deleting the third sentence thereof and inserting in its place the following sentence:
          "Subject to Sections 13.2, 13.3 and 21.9, if requested in writing by the Administrator, the Trustee shall grant to the Administrator the right to vote any shares of stock held by the Trustee."

     8. Paragraph (a) of Section 13.1 is hereby amended by inserting the phrase "qualifying employer securities within the meaning of ERISA section 407(d)(5)," after the phrase "or an insurance company,".

     9. A new Section 13.3 is added to the Plan to read in its entirety as follows:

          "13.3. Notwithstanding any other provisions of the Plan to the contrary, each Participant (or, if applicable, beneficiary) shall be entitled to exercise voting, tender and similar rights with respect to the shares of 'qualifying employer securities' as defined under ERISA section 407(d)(5) allocated to his or her accounts. The Trustee shall not make recommendation to Participants (or applicable beneficiaries) on whether to vote or tender, or how to vote or tender, other than recommendations contained in proxy and other materials that are generally distributed to all shareholders with respect to such vote or tender. The Trustee shall utilize its best efforts to deliver on a timely basis or cause to be delivered to each Participant (or beneficiary) whose accounts hold qualifying employer securities such information as will be distributed in connection with any vote, tender or similar right with respect to shares of such securities allocated to such Participant's accounts. The Trustee shall establish procedures designed to safeguard the confidentiality of information relating to the purchase, holding, and sale of qualifying employee securities, and the exercise of the voting, tender and similar rights with respect thereto (except to the extent necessary to comply with applicable law), and shall insure that such procedures are sufficient to safeguard confidentiality and are being followed. The Trustee shall also be the independent fiduciary described in Department of Labor regulation section 2550.404c-1(d)(4)(ix) appointed to carry out activities related to any situations which the Trustee determines involve a potential for undue employer influence over Participants and beneficiaries with regard to the direct or indirect exercise of shareholder rights, unless and until another independent fiduciary is appointed for such purpose by the Employer. The Trustee shall follow the directions relating to voting, tender or similar rights of those

          Participants and beneficiaries who provide timely instructions to the Trustee, and except as required by law shall not vote or tender qualifying employer securities for which no instructions are received."

     IN WITNESS WHEREOF, Smith Breeden Associates, Inc. has caused this Amendment to be signed by its duly authorized officer this 22 day of February 1996.

                                       SMITH BREEDEN
                                       ASSOCIATES, INC.


                                       By:
                                          -------------------------------------